North America Structured Investments 2yr NDX Capped Buffered Return Enhanced Note The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Hypothetical Returns on the Notes at Maturity** Summary of Terms Note Payoff at Maturity Cash Investment In Index Issuer: JPMorgan Chase Financial Company LLC $1,400 Guarantor: JPMorgan Chase & Co. $1,300 Minimum Denomination: $1,000 $1,200 Underlying: Nasdaq 100 Stock Index Underlying Ticker: NDX $1,100 Upside Leverage Factor: 2.00 $1,000 Maximum Return: [24.00% - 28.00%]* $900 Buffer Amount: 10.00% Payment at Maturity $800 Underlying Return: (Final Value Initial Value) / Initial Value $700 Initial Value: The closing level of the Underlying on the Pricing Date -40% -20% 0% 20% 40% Final Value: The closing level of the Underlying on the Observation Date Index Return Pricing Date: December 27, 2018 Observation Date: December 28, 2020 Hypothetical Hypothetical Hypothetical Note Maturity Date: December 31, 2020 Underlying Payment at Return CUSIP: 48130WFD8 Return Maturity Preliminary Pricing 80.00% 24.00% $1,240.00 Supplement: http://sp.jpmorgan.com/document/cusip/48130WFD8/doctype/Product_Termsheet/document.pdf 50.00% 24.00% $1,240.00 For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, 40.00% 24.00% $1,240.00 see the hyperlink above. 25.00% 24.00% $1,240.00 Certain Product Characteristics 12.00% 24.00% $1,240.00 If the Final Value of the Underlying is greater than its Initial Value, you will receive a cash payment that provides you 10.00% 20.00% $1,200.00 with a return per $1,000 principal amount note equal to the Underlying Return multiplied by the Upside Leverage Factor, subject to the Maximum Return on the notes. 5.00% 10.00% $1,100.00 If the Final Value of the Underlying is equal to or less than its Initial Value by up to the buffer amount, you will receive the principal amount of your notes at maturity. If the Underlying declines from its Initial Value by greater than the 0.00% 0.00% $1,000.00 Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Underlying has declined -10.00% 0.00% $1,000.00 beyond the Buffer Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the -15.00% -5.00% $950.00 notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. -30.00% -20.00% $800.00 * To be determined on the Pricing Date, but not less than 24.00% or greater than 28.00% ** Reflects a Maximum Total Return of 24.00% for illustrative purposes. The hypothetical returns and hypothetical payments -40.00% -30.00% $700.00 on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and -100.00% -90.00% $100.00 hypothetical payments shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 2yr NDX Capped Buffered Return Enhanced Note Selected Risks Selected Risks (continued) Your investment in the notes may result in a loss. The estimated value of the notes will be lower than the original issue price (price to Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase public) of the notes. Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes The estimated value of the notes is determined by reference to an internal funding rate. prior to maturity will be subject to changes in the market’s view of the creditworthiness The estimated value of the notes does not represent future values and may differ from of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. others’ estimates. Your maximum gain on the notes is limited to the Maximum Return. The value of the notes, which may be reflected in customer account statements, may be If the Underlying declines from its initial level by more than 10%, you could lose up to higher than the then current estimated value of the notes for a limited time period. $900 for each $1,000 note. Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we No interest payments, dividend payments or voting rights. refer to as JPMS), intends to offer to purchase the notes in the secondary market but is The tax consequences of the notes may be uncertain. You should consult your tax not required to do so. The price, if any, at which JPMS will be willing to purchase notes advisor regarding the U.S. federal income tax consequences of an investment in the from you in the secondary market, if at all, may result in a significant loss of your notes. principal. As a finance subsidiary, JPMorgan Chase Financial Company LLC has no Potential conflicts: We and our affiliates play a variety of roles in connection with the independent operations and has limited assets. issuance of notes, including acting as calculation agent and hedging our obligations J.P. Morgan is currently one of the companies that makes up the Nasdaq 100 Stock under the notes, and making the assumptions used to determine the pricing of the notes Index. and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com